Exhibit 3.3

CERTIFICATE OF DESIGNATION

OF

CLASS A PREFERRED STOCK

AND

CLASS B PREFERRED STOCK

OF

URANIUM ROYALTY CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Uranium Royalty Corp., a corporation duly organized and validly existing under the DGCL (the “Corporation”) in accordance with the provisions of Section 103 thereof, does hereby submit the following, to be effective for accounting purposes only at 3:00:01 A.M. Eastern Time on July 27, 2026:

WHEREAS, the Certificate of Incorporation of the Corporation (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 9,999 shares of preferred stock, $0.001 par value per share, of the Corporation (the “Preferred Stock”), and expressly authorizes the Board of Directors, subject to limitations prescribed by applicable law, to provide, out of the unissued shares of Preferred Stock, for the Class A Preferred Stock (as defined below) and the Class B Preferred Stock (as defined below), and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in new series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide authority for the Corporation to issue and designate one share of the Preferred Stock to be known as Class A Preferred Stock (the “Class A Preferred Stock”) and to issue and designate one share of the Preferred Stock to be known as Class B Preferred Stock (the “Class B Preferred Stock”) and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions and limitations of such shares of Class A Preferred Stock and Class B Preferred Stock as follows:

ARTICLE I

DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

Capitalized terms used but not otherwise defined in this Certificate of Designation shall have the meaning, as applicable, as set forth in the Certificate of Incorporation as in effect on the date hereof and without giving effect to any subsequent amendment, supplement, modification, replacement or termination. As used in this Certificate of Designation, the following capitalized terms will have the following meanings:

“Aggie Consideration” has the meaning set forth in the Plan of Arrangement.

“Aggregate Amount of Sweetwater Cash Dividends” means an amount equal to the Seller Share of Sweetwater Cash Amount, as mutually determined by the Corporation and the Holders as of the Effective Date.

“Arrangement Agreement” means that certain arrangement agreement dated as of April 16, 2026, by and among Uranium Royalty Corp., a corporation existing pursuant to the laws of Canada, certain affiliated entities of Orion Resource Partners (USA) LP and HRG Metals LP.

“Board of Directors” means the board of directors of the Corporation.

“Dividend” means, collectively, the Intercompany Loan Dividend and the Sweetwater Cash Dividends.

“Effective Date” has the meaning set forth in the Plan of Arrangement.

“Holder” means the holder of the Class A Preferred Stock or the holder of Class B Preferred Stock, as applicable, and “Holders” means, collectively, the holder of the Class A Preferred Stock and the holder of the Class B Preferred Stock. Any consent, approval or waiver of the Holders (or all of the Holders) required or permitted under this Certificate of Designation shall require the written consent of each of (i) the holder of the Class A Preferred Stock and (ii) the holder of the Class B Preferred Stock.

“Holder’s Proportionate Share” means, with respect to the Holder of the Class A Preferred Stock, 72.83%, and with respect to the Holder of the Class B Preferred Stock, 27.17%.

“Intercompany Loan” means the loan advanced pursuant to the Intercompany Loan Agreement (as defined in the Plan of Arrangement).

“Intercompany Loan Amount” means $69,152,173.91, being the principal amount of the Intercompany Loan.

“Intercompany Loan Dividend” has the meaning set forth in SECTION 2.01(a).

“Organizational Documents” means with respect to any Person that is not a natural Person, the articles or certificate of incorporation or formation, bylaws, limited partnership agreement, partnership agreement or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

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“Plan of Arrangement” has the meaning set forth in the Arrangement Agreement.

“Redemption Price” means an amount equal to the Aggregate Amount of Sweetwater Cash Dividends, less the Sweetwater Cash Dividends previously paid to the Holders pursuant to SECTION 2.01.

“Reorganization Event” has the meaning set forth in SECTION 4.05.

“Seller Share of Sweetwater Cash Amount” has the meaning set forth in the Plan of Arrangement.

“Subsidiary” means, with respect to a Person, any body corporate, partnership, joint venture or other non-natural Person: (a) of which more than fifty percent (50%) of the outstanding shares or other voting securities ordinarily entitled to elect a majority of the board of directors (or equivalent governing body) thereof (whether or not shares or other securities of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such Person; or (b) over which such Person exercises control.

“Sweetwater Cash Amount” has the meaning set forth in the Plan of Arrangement.

“Sweetwater Cash Dividends” has the meaning set forth in SECTION 2.01(b).

SECTION 1.02 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the content of this Certificate of Designation permits, the masculine gender shall include the feminine and neuter genders.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Certificate of Designation shall refer to this Certificate of Designation as a whole and not to any particular provision hereof.

(c) References in this Certificate of Designation to an Exhibit, Schedule, Article, Section, clause or subclause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Certificate of Designation.

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(d) As used in this Certificate of Designation: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America, and (iii) “any” shall mean “one or more”.

(e) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Certificate of Designation.

(h) References to any statute or law are to that statute or law, as amended from time to time, and to the rules and regulations promulgated thereunder.

(i) Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents.

ARTICLE II

DIVIDENDS

SECTION 2.01 Dividends. The Holders shall be entitled to receive, and the Corporation shall pay:

(a) on the Effective Date, a special distribution of cash to the Holders in an aggregate amount equal to the Intercompany Loan Amount (the “Intercompany Loan Dividend”), allocated (i) to the Holder of the Class A Preferred Stock in an aggregate amount equal to $8,087 and (ii) to the Holder of the Class B Preferred Stock in an aggregate amount equal to $69,144,087; and

(b) from and after the date of issuance of each share of Class A Preferred Stock and Class B Preferred Stock until the Holders have received Sweetwater Cash Dividends (as defined below) equal to the Aggregate Amount of Sweetwater Cash Dividends, distributions of available cash attributable to the Corporation’s receipt of the Seller Share of Sweetwater Cash Amount (or any portion thereof) (“Sweetwater Cash Dividends”) shall be paid to the Holders in accordance with each Holder’s Proportionate Share. The Corporation shall pay the Sweetwater Cash Dividends on March 31st and September 30th of each year in which the Aggregate Amount of Sweetwater Cash Dividends remains outstanding; provided that the Corporation may pay any Sweetwater Cash Dividends at any earlier time to the extent it is administratively feasible to do so, upon two (2) days’ prior written notice to each of the Holders.

SECTION 2.02 Ranking. Each of the Class A Preferred Stock and Class B Preferred Stock (inclusive of any and all Dividends thereon) shall rank senior and in priority of payment to all Common Stock, the Special Voting Share, any other Preferred Stock and any other equity interests of the Corporation, in any liquidation, dissolution or winding up of the Corporation, and, so long as any share of Class A Preferred Stock or Class B Preferred Stock is outstanding, no dividends or distributions on, or purchases or redemptions of, Common Stock, the Special Voting Share, any other Preferred Stock and any other equity interests of the Corporation, shall be paid or declared (except for the automatic redemption of the Special Voting Share in accordance with Section 4.3 of the Certificate of Incorporation).

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ARTICLE III

REDEMPTION

SECTION 3.01 Redemption. Upon the Holders’ receipt of Sweetwater Cash Dividends in an amount equal to the Aggregate Amount of Sweetwater Cash Dividends pursuant to SECTION 2.01, without further action by any party, each of the Class A Preferred Stock and the Class B Preferred Stock shall be deemed to have been redeemed by the Corporation, and shall cease to be outstanding. Without limiting the foregoing, at any time after the date of issuance of each share of Class A Preferred Stock and Class B Preferred Stock, but in any event prior to the date the Class A Preferred Stock and Class B Preferred Stock are redeemed pursuant to the foregoing sentence, the Corporation may (at its option) redeem, in cash, each of the Class A Preferred Stock and the Class B Preferred Stock then outstanding in an amount equal to the Redemption Price, without the requirement for any notice or demand or other action by any Holder or any other person or entity. The Redemption Price shall be allocated in accordance with each Holder’s Proportionate Share.

SECTION 3.02 No Conversion. Neither the Class A Preferred Stock nor the Class B Preferred Stock shall be convertible into any other securities of the Corporation.

ARTICLE IV

COVENANTS

SECTION 4.01 Pari Passu and Senior Securities. Notwithstanding anything herein to the contrary, without the written consent of each of the Holders, the Corporation shall not, and shall not permit any of its Subsidiaries to, issue any equity securities or securities exercisable or exchangeable for or convertible into equity securities that rank pari passu with or senior to the Class A Preferred Stock or the Class B Preferred Stock.

SECTION 4.02 Restricted Payments. For so long as any shares of Class A Preferred Stock or Class B Preferred Stock remain outstanding and without the written consent of each of the Holders:

(A) the Corporation shall not declare or pay any dividend or make any payment or distribution on account of the Corporation’s securities, including any payment made in connection with any merger, amalgamation or consolidation involving the Corporation (other than dividends or distributions by the Corporation payable solely in securities of the Corporation and the Dividends contemplated by SECTION 2.01); and

(B) the Corporation shall not purchase, redeem, defease or otherwise acquire or retire for value any securities of the Corporation, including in connection with any merger, amalgamation or consolidation (all such payments and other actions described in clauses (A) and (B) above being collectively referred to as “Corporation Restricted Payments”) other than the shares of the Class A Preferred Stock and the Class B Preferred Stock as contemplated by SECTION 3.01 or SECTION 4.05.

SECTION 4.03 Asset Sales. Without the written consent of each of the Holders, the Corporation shall not, nor shall the Corporation permit any Subsidiary to, sell, convey, transfer or otherwise dispose of all or substantially all of its assets, unless the Corporation or the applicable Subsidiary (as the case may be), receives consideration in cash that is (a) at least equal to the fair market value of such assets (as determined by the Board of Directors in good faith) and (b) sufficient to pay the Holders the Redemption Price.

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SECTION 4.04 Certain Amendments. Without the written consent of each of the Holders, the Corporation shall not, nor shall the Corporation permit any Subsidiary to amend, modify or change its Organizational Documents, as applicable, in each case, (a) in any manner materially adverse to the interests of the Holders, or (b) in any manner which by its terms would materially and adversely affect the Holders in a manner materially different than any other holder or group of holders of securities.

SECTION 4.05 Reorganization Event.

(a) In the event of (i) any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, securities or other property of another Person or (ii) any reclassification, recapitalization or reorganization of the Common Stock into securities of another Person (a “Reorganization Event”), the Corporation shall, immediately prior to and conditioned upon the consummation of such Reorganization Event, redeem, in cash, each share of Class A Preferred Stock and Class B Preferred Stock then outstanding for an amount equal to the Redemption Price, without the requirement for any notice or demand or other action by any Holder or any other person or entity. The Redemption Price payable pursuant to this SECTION 4.05 shall be allocated among the Holders in accordance with each Holder’s Proportionate Share.

(b) Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless proper provision is made in the agreements governing such Reorganization Event for the redemption of the Class A Preferred Stock and the Class B Preferred Stock in accordance with SECTION 4.05(a).

ARTICLE V

CERTIFICATES

SECTION 5.01 Certificates. The Class A Preferred Stock and the Class B Preferred Stock will be issued in certificated form. Unless otherwise agreed to by the Corporation and the applicable Holder, each certificate representing the shares of Class A Preferred Stock or Class B Preferred Stock, as applicable, will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate may have notations, additional legends or endorsements required by law, stock exchange rules, agreements to which the Corporation and all of the Holders in their capacity as Holders are subject, if any.

ARTICLE VI

TRANSFERS

SECTION 6.01 Transfer. A Holder may, directly or indirectly, transfer, pledge, hypothecate or sell (each, a “Transfer”) any shares of Class A Preferred Stock or Class B Preferred Stock, as applicable, together with the accompanying rights set forth herein, held by such Holder to one or more affiliates of such Holder without the consent of the Corporation; provided that such Transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any Holder may reasonably request in order to carry out the intent and accomplish the purposes of this SECTION 6.01.

ARTICLE VII

AMENDMENTS

SECTION 7.01 Amendments. The Corporation may not, without the written consent of each of the Holders, amend, modify, supplement or waive any of the terms of this Certificate of Designation or any other Organizational Documents of the Corporation in a manner materially adverse to the preferences, powers or rights of the Holders.

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ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

SECTION 8.02 No Reissuance of the Class A Preferred Stock or Class B Preferred Stock. No shares of Class A Preferred Stock or Class B Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Corporation will take all necessary action to cause such shares to be cancelled, retired and eliminated from the shares which the Corporation will be authorized to issue.

SECTION 8.03 Rights and Remedies of Holders.

(a) The various provisions set forth under this Certificate of Designation are for the benefit of each of the Holders and will be enforceable by each of them, including by specific performance.

(b) Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

SECTION 8.04 No Third Party Beneficiaries. The provisions set forth in this Certificate of Designation are intended for the benefit solely of the Holders and their respective permitted successors and assigns, and are not for the benefit of, nor may any provision thereof be enforced by, any other Person.

SECTION 8.05 Notices. All notices and other communications under this Certificate of Designation shall be given in the manner set forth in Section 9.1 of the Arrangement Agreement.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by a duly authorized officer this 27th day of July, 2026.

THE Corporation:

Uranium Royalty Corp.

By:	/s/ Damon Barber
Name:	Damon Barber
Title:	President & Secretary

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Appendix I

Restrictive Legend to the Class A Preferred Stock or Class B Preferred Stock Certificate

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.